Exhibit 24(b)(4.8):  Flexible Premium Individual Deferred Annuity Contract Form 13077(LA) (NQ Variable Annuity Contract)

RELIASTAR LIFE INSURANCE COMPANY

A Stock Company

Home Office: [20 Washington Avenue South Minneapolis, Minnesota 55401]	Service Center: [P.O. Box 5050 Minot, North Dakota 58702-5050]

RIGHT TO EXAMINE AND CANCEL CONTRACT

You may cancel this contract by giving written notice of cancellation to ReliaStar Life Insurance Company, [P.O. Box 5050, Minot, ND 58702-5050]. You may also give notice to the agent from whom you bought the contract. You must also return the contract before midnight of the tenth day after the date you receive the contract. As soon as you return it, we will consider it void from the start. When these conditions are met, we will refund the Contract Value as of the next Valuation Date after receiving your request. However, if applicable law so requires, the full amount of any Purchase Payments we receive will be refunded.

NOTICE

Annuity payouts and Contract Values provided by this contract are variable and may increase or decrease in value based on the investment experience of the Variable Account.

This contract is a legal contract between you and ReliaStar Life Insurance Company. READ YOUR CONTRACT CAREFULLY.

We will make Fixed and/or Variable Annuity Payouts subject to the terms of this contract. You may change the Start Date, the annuity payout option, or both, as shown in the contract.

If you die while this contract is in force, we will pay the death benefit when we receive written notice of your death.

Your rights under this contract cannot be forfeited.

We issue this contract in consideration of the attached application and the payment of Purchase Payments according to the terms of this contract.

The provisions on the following pages are a part of this contract.

/s/ Michael S. Smith	/s/ Jennifer Ogren
President	Secretary

INDIVIDUAL DEFERRED RETIREMENT ANNUITY CONTRACT

Nonparticipating

VARIABLE AND/OR FIXED ACCUMULATION

VARIABLE AND/OR FIXED DOLLAR ANNUITY PAYOUTS

13077(LA)-15

Table of Contents

Section	Page
1 2 3 4 5 6 7 8 9 10 11 12

Definitions ......................................................................................

The Contract ..................................................................................

Purchase Payments .......................................................................

Fixed Account ...............................................................................

Variable Account ...........................................................................

Reallocations of Contract Value ....................................................

Withdrawals ...................................................................................

Annuity Benefits .............................................................................

General Provisions ........................................................................

Payments at Death ........................................................................

Amendment and Disclaimer ..........................................................

Termination ....................................................................................

3 5 5 6 7 9 11 13 18 19 21 21

Additional benefits, if any, are listed on the Contract Data Page(s).

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CONTRACT DATA PAGE

INDIVIDUAL DEFERRED RETIREMENT

ANNUITY CONTRACT

[Nonqualified]

Purchase Payments

Minimum Initial or Subsequent Lump Sum Purchase Payment Minimum Periodic Payment(s)	$5,000.00 $50.00

Purchase Payments are allocated to the Fixed Account and Separate Account [N] (Variable Account) as shown below unless changed as provided in this contract:

[Variable Account

Sub-Accounts	Initial Allocation

List of Funds	0%

Fixed Account

Fixed Account A Fixed Account B Fixed Account C	0% 0% 0%]

Total Allocation	100%

Table of Withdrawal Charges
Contract Year of Total/Partial Withdrawal Minus Contract Year of Purchase Payment	Withdrawal Charge as Percentage of Each Purchase Payment
0 1 2 3 4 5 6+	7% 7% 6% 5% 4% 2% zero

Other Charges:

Mortality Risk Charge: Expense Risk Charge: Administrative Charge: Annual Contract Charge:	.85% of the daily net asset value .40% of the daily net asset value .15% of the daily net asset value $30

Owner:	[JOHN DOE]
Owner:	[MARY DOE]
Issue Date:	[06/01/2015]
Contract No.:	[123456]
Fixed Account Guaranteed Minimum Interest Rate:	[1%-3%]
Annuitant:	[JIMMY DOE]
Annuitant:	[DEBBIE DOE]

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13077(LA)-15

Section 1 - Definitions

Accumulation Unit. A unit of measure used to determine the Variable Account Contract Value.

Annuitant(s). You are the Annuitant(s) unless you designate someone else to be the Annuitant(s).

Annuity Payout Date. The first business day of any calendar month in which a Fixed or Variable Annuity Payout is made under the contract.

Annuity Unit. A unit of measure used to determine the amount of a Variable Annuity Payout after the first annuity payout.

Beneficiary. The person(s) named by you to receive any payments after your death.

Code. The Federal Internal Revenue Code of 1986 (IRC), as amended.

Contingent Beneficiary. The person(s) you name to become the Beneficiary if the Beneficiary dies.

Contract Anniversary. The same day and month as the Issue Date each year that this contract remains in force.

Contract Earnings. On any Valuation Date, the Contract Value,

1.	Plus the aggregate Purchase Payments withdrawn up to that date,

2.	Less the aggregate Purchase Payments made up to that date.

Contract Value. The sum of the Fixed Account Contract Value (as defined in Section 4D),

1.	Plus the Variable Account Contract Value (as defined in Section 5D) on a Valuation Date,

2.	Less prior withdrawals (including early withdrawal charges),

3.	Less applicable taxes, and

4.	Plus all interest earned.

Contract Year. Each 12-month period starting with the Issue Date and each Contract Anniversary after that.

Fixed Account. One or more accounts under this contract that guarantee both principal and interest. The Fixed Accounts are held in our General Account. We have complete ownership and control of the assets in the General Account.

Fixed Annuity Payout. A series of periodic payments to the Payee which do not vary in amount. The principal and interest amounts are guaranteed. These payments are made from the General Account.

Fund. Any open-end management investment company (or portfolio thereof) or any unit investment trust (or series thereof) listed on the Contract Data Page(s) on the Issue Date or thereafter made available.

General Account. Our assets other than those allocated to the Variable Account or any other separate account.

Home Office. ReliaStar Life Insurance Company at our home office in [Minneapolis, Minnesota], or our administrative office in [Minot, North Dakota].

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Irrevocable Beneficiary. The Irrevocable Beneficiary cannot be removed as Beneficiary without his or her consent.

The Irrevocable Beneficiary must also consent to any full or partial withdrawal, or ownership change, that the Owner wishes to make.

Owner(s) (you, your). The person(s) named on the Application and the Contract Data Page(s) to hold this contract and to exercise all rights and privileges under it.

The first Owner listed on the Contract Data Page will be the person designated to receive all correspondence, notices and the IRC forms we are required to send out under the Code.

Any Owners own the contract equally. Any request that affects the contract must be signed by both the Owners.

Payee. The person to receive payments under a Fixed or Variable Annuity Payout.

Purchase Payments. These include periodic, single lump sum, rollover, and transfer payments paid to us on your behalf, less applicable premium taxes, if any, as required by law.

Start Date. The date on which the entire Contract Value is used to purchase a Fixed and/or Variable Annuity Payout. Unless you tell us otherwise in writing, the Start Date will be the first day of the month in which the Annuitant reaches age 85.

If the Start Date is earlier than the date on which you reach age 59 1/2, you may be subject to tax penalties unless you meet a permitted exception.

Sub-Account. A subdivision of the Variable Account.

Each Sub-Account's assets are invested exclusively in one of the Funds.

The Sub-Accounts available on the Issue Date and the percentage of Purchase Payments you have allocated to each Sub-Account on the Issue Date are shown on the Contract Data Page(s).

Other Sub-Accounts may be available after the Issue Date.

Valuation Date. Each day on which the New York Stock Exchange (NYSE) is open for business, except for a day that a Sub-Account's corresponding Fund does not value its shares. The NYSE is currently closed weekends and specified holidays.

Valuation Period. The time between a Valuation Date and the next Valuation Date.

Variable Account. A separate investment account of ours, identified on the Contract Data Page(s), which has been established under the State of Minnesota insurance laws. It is divided into Sub-Accounts.

Variable Annuity Payout. A series of periodic payments to the Payee varying in amount based on the investment performance of the Variable Account Sub-Accounts under this contract.

we, us, our. ReliaStar Life Insurance Company at its home office in [Minneapolis, Minnesota] and its administrative office in [Minot, North Dakota].

written, in writing. A written request or notice signed, dated, and received at an address designated by us in a form we accept. You may ask us for the forms.

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Section 2 - The Contract

A.	The Contract

The entire contract is the contract; the Contract Data Page(s); the application; and attached endorsements.

Unless fraudulent, all statements made by or on behalf of anyone covered by this contract are representations and not warranties.

Only statements found in the attached application(s) may be used to cancel this contract or as our defense if we refuse to pay a claim.

B.	Modification of Contract

Only our President or Secretary may change this contract on our behalf. No agent or any other person may change this contract. Any change must be in writing.

Section 3 - Purchase Payments

A.	General

Purchase Payments must be in cash or a cash equivalent and are payable at our Home Office.

You may make Purchase Payments at any time before the Start Date while the contract is in force.

The initial Purchase Payment must equal or exceed the minimum as shown on the Contract Data Page(s).

On a non-discriminatory basis, we may choose not to accept an additional Purchase Payment if:

1.	It is less than

a.	A minimum lump sum Purchase Payment of $5,000,

b.	A minimum periodic payment in the amount of $50.00; or

2.	The additional Purchase Payment plus the Contract Value at the next Valuation Date exceeds $1,000,000.

B.	Allocation of Purchase Payments

You specified the initial allocation of Purchase Payments on your application for this contract. This allocation is shown on the Contract Data Page(s).

The allocation of future Purchase Payments will remain the same unless you change it.

You may change the percentage allocation between or among available Sub-Accounts and the Fixed Accounts at any time by giving us written notice.

The change is subject to any limitations on the number of Funds available through each contract.

Changes in the allocation will not be effective until the date we receive your notice and will only affect Purchase Payments we receive after that date.

The allocation may be 100% to any account or may be divided between the accounts in whole percentage points, totaling 100%.

Reallocations of the Contract Value are governed by Section 6.

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Section 4 - Fixed Account

A.	General

The Fixed Account consists of Fixed Accounts A, B and C.

Purchase Payments allocated, and Contract Value reallocated, to the Fixed Accounts will be credited with interest at rates we determine from time to time.

The rate will never be less than the effective annual Fixed Account Guaranteed Minimum Interest Rate shown on the Contract Data Page.

B.	Interest Crediting

1.	General We may credit interest in excess of the Fixed Account Guaranteed Minimum Interest Rate shown on the Contract Data Page.

2.

Interest Rate in Effect

Any interest rate in effect when an amount is allocated or reallocated to the Fixed Account is guaranteed for 12 months after it is received.

All amounts in the Fixed Account, after the end of the year referenced above, are credited with excess interest at the rates in effect for the then current 12-month period.

There may be more than one interest rate in effect at any time for Fixed Accounts A, B or C.

While this contract is in force, interest rates declared for Fixed Account A will not be more than the interest rates declared for Fixed Account B.

The interest rate for Fixed Account C may be higher than Fixed Account A or B.

3.	Factors Determining Interest Rate In setting interest rates, we consider many factors, including, but not limited to: investment yield rates, taxes, and contract persistency.

4.

Timing of Interest Crediting

We will credit interest to the Fixed Account Contract Value beginning on the date we receive your Purchase Payment or reallocation until it is withdrawn or otherwise reallocated.

Interest will be credited and compounded daily to the Fixed Account Contract Value using the daily equivalents of effective annual interest rates.

C.	Fixed Account C

Fixed Account C is provided as a vehicle for dollar cost averaging to the Sub-Accounts.

The Minimum Purchase Payment for Fixed Account C is $5,000.

D.	Fixed Account Contract Value

The Fixed Account Contract Value on any Valuation Date is:

1.	The sum of your Purchase Payment(s) allocated to Fixed Accounts A, B and C;

2.	Plus any reallocations from the Variable Account to Fixed Accounts A and B;

3.	Plus interest credited to Fixed Accounts A, B and C;

4.	Less any previous partial withdrawals, amounts applied to purchase partial annuity payouts, and the Annual Contract Charge(s) applied to the Fixed Account;

5.	Less any previous reallocations to the Variable Account; and

6.	Less premium tax deducted, if any.

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Section 5 - Variable Account

A.	General

The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust, under the Investment Company Act of 1940.

We have complete ownership and control of the assets in the Variable Account. These assets are held separately from our other assets and are not part of our General Account.

The portion of the assets of the Variable Account equal to the reserves, and other contract liabilities of the Variable Account, are not chargeable with liabilities from any other business that we may conduct.

The income, gains and losses, realized or unrealized, from assets allocated to the Variable Account will be credited to, or charged against, the Variable Account, without regard to our other income, gains, or losses.

B.	Sub-Accounts

The Variable Account is divided into Sub-Accounts, some of which are available under the contract. Each Sub-Account that is available under this contract invests in shares of a Fund. Funds initially selected are set forth on the Contract Data Page(s).

Shares of a Fund will be purchased and redeemed for a Sub-Account at their net asset value.

We will reinvest the net asset value of the income, dividends, and gains, distributed from shares of a Fund, in additional shares of that Fund.

The Fund prospectuses define the net asset value and describe the Funds.

The dollar amounts of values and benefits of this contract provided by the Variable Account depend on the investment performance of the Funds in which your selected Sub-Accounts are invested.

We do not guarantee the investment performance of the Funds. You bear the full investment risk for amounts applied to the Sub-Accounts.

C.	Accumulation Units

Purchase Payments received under this contract and allocated to, and any amounts reallocated to, the Variable Account will be credited in the form of Accumulation Units.

To find the number of Accumulation Units:

1.	Divide the amount of the Purchase Payment allocated to or any amount reallocated to the Sub-Account;

2.	By the value of an Accumulation Unit for that Sub-Account on the next Valuation Date.

To find the number of Accumulation Units cancelled upon withdrawal, or reallocation, from a Sub-Account:

1.	Divide the amount withdrawn or reallocated;

2.	By the Accumulation Unit value, on the next Valuation Date.

Each Accumulation Unit value is set at $10 when the Sub-Account first purchases investment shares.

Subsequent values on any Valuation Date are equal to:

1.	The previous Accumulation Unit value;

2.	Multiplied by the net investment factor for that Sub-Account for the Valuation Date.

D.	Variable Account Contract Value

The Variable Account Contract Value is the total of the values of your interest in each Sub-Account. Each Sub-Account is equal to:

1.	The number of Accumulation Units;

13077(LA)-15	7

2.	Multiplied by the Accumulation Unit value.

The Variable Account Contract Value will vary from Valuation Date to Valuation Date.

E.	Net Investment Factor

The net investment factor is an index number which reflects charges to this contract and the investment performance during a Valuation Period of the Fund in which a Sub-Account is invested.

If the net investment factor is greater than one, the Accumulation Unit value has increased. If the net investment factor is less than one, the Accumulation Unit value has decreased.

The net investment factor for a Sub-Account is determined by dividing (1) by (2) and then subtracting (3) from the result, where:

1.	Is the net result of:

a.	The net asset value per share of the Fund shares held in the Sub-Account, determined at the end of the current Valuation Period;

b.	Plus the per share amount of any dividend or capital gain distributions made on the Fund shares held in the Sub-Account during the current Valuation Period;

c.	Plus a per share credit; or

d.	Less a per share charge for any taxes reserved which we determine to have resulted from the operations of the Sub-Account and to be applicable to this contract.

2.	Is the net result of:

a.	The net asset value per share of the Fund shares held in the Sub-Account, determined at the end of the last prior Valuation Period;

b.	Plus a per share credit; or

c.

Less a per share charge for any taxes reserved for the last prior Valuation Period which we determine to have resulted from the investment operations of the Sub-Account and to be applicable to this contract.

3.

Is a daily factor representing the Mortality Risk Charge, the Expense Risk Charge, and the Administrative Charge adjusted for the number of days in the period. The charges are shown on an annual basis on the Contract Data Page(s).

F.	Mortality Risk Charge

The Mortality Risk Charge pays us for assuming the mortality risk under this contract.

This charge is included in the calculation of the net investment factor. It is shown on the Contract Data Page(s).

G.	Expense Risk Charge

The Expense Risk Charge pays us for guaranteeing that we will not increase the Annual Contract Charge or the Administrative Charge even though our cost of administering this contract and the Variable Account may increase.

This Expense Risk Charge is included in the calculation of the net investment factor. It is shown on the Contract Data Page(s).

H.	Administrative Charge and Annual Contract Charge

The Administrative Charge and the Annual Contract Charge shown on the Contract Data Page(s) pay us for the administrative expenses of the contract.

The Administrative Charge is included in the calculation of the net investment factor.

13077(LA)-15	8

The Annual Contract Charge will be deducted from the Contract Value on each Contract Anniversary before the Start Date.

We make the deduction from the Fixed Account and the Variable Account on a basis that reflects each account's proportionate percentage of the Contract Value.

If you request a full withdrawal of this contract on other than the Contract Anniversary, the Annual Contract Charge will be deducted at the time of the withdrawal.

I.	Reserved Rights

We reserve the right, if permitted by applicable law, to:

1.	Create new variable accounts;

2.	Combine variable accounts, including the Variable Account;

3.	Remove, add, or combine Sub-Accounts and make the new Sub-Accounts available to contract Owners at our discretion;

4.	Substitute shares of one Fund for another;

5.

Reallocate assets of the Variable Account, which we determine to be associated with the class of contracts to which this contract belongs, to another variable account.

(If this type of reallocation is made, the term "Variable Account" as used in this contract will then mean the variable account to which the assets were reallocated);

6.	De-register the Variable Account under the Investment Company Act of 1940, if registration is no longer required;

7.	Make any changes required by the Investment Company Act of 1940;

8.	Operate the Variable Account as a management investment company under the Investment Company Act of 1940, or any other form permitted by law;

9.	Restrict or eliminate any voting privileges of contract Owners or other persons who have voting privileges as to the Variable Account; and

10.	Waive the Annual Contract Charge if the Contract Value meets specified conditions, for example if:

a.	The Contract Value exceeds $50,000; or

b.	You make minimum contributions of at least $5,000 (net of withdrawals) per year.

We reserve the right to reinstate the Annual Contract Charge if the Contract Value falls below $50,000.

Section 6 - Reallocations of Contract Value

A.	General

You may reallocate Contract Value between or among Sub-Accounts, from one or more Sub-Accounts to the Fixed Account, and from the Fixed Account to one or more Sub-Accounts, subject to certain limitations. Subject to the restrictions in Section 6B, we make a reallocation:

1.	On the next Valuation Date after we receive your written instructions requesting the reallocation; or

2.	As of a Valuation Date you request which occurs thereafter.

Reallocations are subject to the availability of Sub-Accounts.

On a non-discriminatory basis, we reserve the right to:

1.	Impose a charge of up to $25 for each reallocation of Contract Value;

2.	Limit the number of reallocations you can make;

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3.	Establish minimum and maximum amounts for reallocations; and

4.	Reallocate the entire Contract Value remaining in a Sub-Account or any Fixed Account in the event that a reallocation request would bring such remaining Contract Value below a specified amount.

Allocation of Purchase Payments is governed by Section 3.

B.	Reallocations from Fixed Account

Before the Start Date, Fixed Account A Contract Value may be reallocated at any time to Fixed Account B Contract Value or to the Variable Account.

Before the Start Date, you may request in writing the reallocation of part of Fixed Account B to the Variable Account or to Fixed Account A under the following conditions:

1.

You may only reallocate Contract Value during the reallocation period that begins 30 days before and ends 30 days after each Contract Anniversary. Only one reallocation is allowed during each reallocation period;

2.	We must receive the request to reallocate no more than 30 days before the start of the reallocation period and not later than 10 days before the end of the reallocation period;

3.

You may not reallocate more than the greater of $1,000 or 25% of Fixed Account B Contract Value. If the Fixed Account B Contract Value is less than $1,000 after the reallocation, the full Fixed Account B Contract Value must be reallocated; and

4.	You must reallocate at least $250 or the total Fixed Account B Contract Value, if less.

We reserve the right to permit reallocations in excess of these limits on a non-discriminatory basis.

C.	Fixed Account C Reallocations

1.

Requirements

Reallocations from Fixed Account C to the Variable Account must begin within 30 days from receipt of the Purchase Payment. They will be in substantially equal payments over a period of 12 months.

You may change the Variable Sub-Account(s) receiving Fixed Account C reallocations by giving us written notice prior to the Reallocation Date.

Only one reallocation of Fixed Account C will take place at any one time.

If additional Purchase Payment(s) are received for allocation to Fixed Account C:

1.	The balance of Fixed Account C will be adjusted to reflect the subsequent payment(s); and

2.	Reallocations will be recalculated based on the number of months remaining in the original 12-month period.

Reallocations from Fixed Accounts A, B, or the Variable Account, to Fixed Account C are prohibited. No full or partial withdrawals are available from Fixed Account C.

2.	Reallocation Date Reallocations from Fixed Account C will be transferred any time before the 29th day of each month. You may tell us in writing the date you want the reallocation to occur.

3.

Discontinuing Reallocations from Fixed Account C

If reallocations from Fixed Account C are discontinued prior to the end of the 12-month term, the remaining balance of Fixed Account C will be reallocated to Fixed Account A, unless you tell us differently.

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D.	All Other Reallocations

Before the Start Date, you may make a written request to reallocate all or part of a Sub-Account's Accumulation Units to other Sub-Accounts or to Fixed Accounts A or B.

To accomplish this reallocation, the appropriate Accumulation Units will be redeemed and their value will be reinvested in other Sub-Accounts, or reallocated to Fixed Accounts A or B as directed in your request.

Subject to the restrictions in the following paragraph, after a Variable Annuity Payout has begun, you may make a written request to reallocate your Annuity Units. This is done the same way and subject to the same conditions as reallocating Accumulation Units. However, we reserve the right to restrict these reallocations.

No reallocations to or from Fixed Accounts A, B or C may be made after the Start Date. In the event that part of the Contract Value is applied to purchase annuity payouts, the remaining Contract Value may be reallocated as described above for periods prior to the Start Date.

Section 7 - Withdrawals

A.	General

You may request a full or partial withdrawal by sending us a written request.

We reserve the right to deduct applicable premium taxes and other state or federal taxes from the Contract Value on the date the withdrawal is taken.

The amount withdrawn from the Sub-Accounts will be determined on the next Valuation Date following our receipt of your written request. This amount, less any charges, will normally be sent to you within seven days of our receipt of your written request.

By law, we have the right to defer payment of withdrawals from the Fixed Account for up to six months from the date we receive your request, after making written request and receiving written approval of the Insurance Commissioner.

B.	Order of Withdrawal

For purposes of calculating withdrawal charges, we will take out Contract Earnings as of the Valuation Date next following our receipt of your request; then withdrawals will be taken from Purchase Payments on a first-in, first-out basis.

C.	Withdrawal Charge

For any amounts withdrawn that are subject to the withdrawal charge, we calculate the withdrawal charge this way:

1.	The withdrawal charge equals the Contract Value withdrawn allocable to Purchase Payments;

2.	Multiplied by the withdrawal charge percentage(s).

The withdrawal charge percentage(s) is determined from the Table of Withdrawal Charges shown on the Contract Data Page(s).

If you make Purchase Payments over the course of a Contract Year, these payments will be bundled together to determine the withdrawal charge. For example, Purchase Payments made during year one, until the Contract Anniversary marking the beginning of year two, will all be considered to have been made at the start of year one for withdrawal charge calculation purposes.

In computing withdrawals, the withdrawal charge, if any, will be deemed a part of the withdrawal, but will not be received by you.

We will not apply the withdrawal charge to any portion of the Contract Value used to purchase an annuity payout.

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D.	Full Withdrawal

For a full withdrawal of the Contract Value, we calculate the withdrawal value this way:

1.	Withdrawal value equals Contract Value;

2.	Less withdrawal charge; and

3.	Less Annual Contract Charge.

We will pay the withdrawal value to you in a lump sum, less any applicable taxes.

Withdrawal of the entire Contract Value will result in termination of the contract in accordance with Section 12A, and we have no further obligation.

E.	Partial Withdrawal

You may withdraw a portion of the Contract Value. For a partial withdrawal, we calculate the withdrawal value this way:

1.	Withdrawal value equals Contract Value withdrawn;

2.	Less withdrawal charge.

Some, or all, of the amount withdrawn may be eligible for a waiver of the withdrawal charge as described in Section 7G.

On a non-discriminatory basis, we reserve the right to impose a charge not to exceed $25 for each partial withdrawal and to limit the number of partial withdrawals you may make.

Unless we agree, on a non-discriminatory basis, each partial withdrawal must be at least $1,000, excluding those under Section 7F. Following a partial withdrawal, the remaining Contract Value must be at least $1,000.

F.	Systematic Withdrawals

You may make a written request to automatically withdraw amounts from your contract. You may elect to receive these withdrawals monthly, quarterly, semi-annually, or annually, subject to any applicable federal or state laws, rules or regulations.

The minimum amount of each systematic withdrawal may not be less than $300.

Systematic withdrawals, in excess of amount you can withdraw without withdrawal charges, will be subject to withdrawal charges. This is described in Section 7G.

Systematic withdrawals will end:

1.	When the election amount eligible for withdrawal falls below $300;

2.	When the contract ends due to election of an annuity payout, full withdrawal of the contract, or death of any Owner; or

3.	You give us written notice to end this option.

G.	Partial Waiver of Withdrawal Charge

During any Contract Year, you may withdraw a portion of the Contract Value without a withdrawal charge. For each Contract Year, the amount you may withdraw without a withdrawal charge is the greater of:

1.	Earnings; or

2.	Ten percent of Purchase Payments, as of the last Contract Anniversary, subject to withdrawal charges.

This amount can be taken in up to four withdrawals per Contract Year.

If your first withdrawal exceeds this amount, the excess is subject to the withdrawal charge in Section 7C. If your first withdrawal equals this amount, other withdrawals during the Contract Year may be subject to the withdrawal charge in Section 7C.

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If your first withdrawal is less than this amount, any portion available for withdrawal may be applied against no more than three additional withdrawals during the Contract Year. The maximum amount available for withdrawal remains subject to the limitations in Sections 7D and 7E.

H.	Federal Taxes

Some or all of the withdrawal may be income on which you must pay tax.

We must report such income according to the tax laws; this may differ from the way we charge withdrawals against the contract for purposes of assessing withdrawal charges.

We may also be required to withhold taxes from amounts otherwise payable.

In addition, there may be tax penalties if you make a withdrawal before age 59 1/2.

Section 8 - Annuity Benefits

A.	Application of Contract Value

Upon receipt of your written request for an annuity payout, we apply all or a portion of the Contract Value to provide a Fixed Annuity Payout, or a Variable Annuity Payout, or both. The portion of the Contract Value we apply will be considered a partial withdrawal for the purpose of calculating the death benefit covered in Section 10.

If the amount to be annuitized on the date the annuity payout is scheduled to begin is less than $5,000, we may pay the withdrawal value in a lump sum.

We reserve the right to deduct applicable premium taxes and other state or federal taxes from the Contract Value on any Annuity Payout Date as required by law.

B.	Annuity Payout Options

You may select an annuity payout by sending us a written request.

Your request must be received by us at least 30 days before the annuity payout is scheduled to begin.

If you have not selected a required minimum distribution payment method, we will provide an annuity payout option to you at age 85, unless you notify us otherwise in writing.

The following options are available for annuity payouts:

Option One

Installments for Life With or Without a Fixed Period Certain

We will pay the proceeds in equal installments for as long as the Annuitant lives.

If a fixed period certain is chosen, we guarantee to make payments for at least 120 months.

If the Annuitant dies before the end of the fixed period certain, we will pay the remaining guaranteed payments in accordance with Section 10.

For each $1,000 of Contract Value applied, the Annuity Payout Option One Table shows:

1.	The guaranteed minimum rate for each installment under a Fixed Annuity Payout; or

2.	The rate used to determine the first installment under a Variable Annuity Payout using an assumed yield of three percent.

The rate depends upon:

1.	Whether the 120-month fixed period certain is chosen; and

2.	The Annuitant's age on his/her birthday nearest the date the first installment is due.

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Option Two

Joint and Survivor Annuity Payout

We will pay the proceeds in equal installments for as long as either the Annuitant or the joint Annuitant is alive.

For each $1,000 of Contract Value applied, the Annuity Payout Option Two Table shows:

1.	The guaranteed minimum rate for each installment at various ages under a Fixed Annuity Payout; or

2.	The rate used to determine the first installment under a Variable Annuity Payout using an assumed yield of three percent.

Option Three

Other Fixed and Variable Annuity Payouts

We will pay the proceeds under any other Fixed and Variable Annuity Payouts that we may offer. Contact us for details.

C.	Change of Annuity Payout Date

Unless we agree otherwise, the first Annuity Payout Date must be at least 60 days after the Issue Date. The first Annuity Payout Date is the first business day of the first calendar month in which an annuity payout will be made to you.

You may change the Start Date by giving us at least 30 days advance written notice.

D.	Frequency and Amount of Payments

Annuity payments will be made monthly unless we agree to a different payment schedule.

We reserve the right to change the frequency of either Fixed or Variable Annuity Payouts so that each payment will be at least $100.

E.	Fixed Annuity Payouts

The dollar amount of all payments is fixed during the entire period of annuity payments, according to the provisions of the annuity payout option selected.

Guaranteed minimum Annuity Payout Option One and Two rates for Fixed Annuity Payouts are based upon three percent yearly interest and sex-distinct rates derived from 1983 Mortality Table a.

Other Fixed Annuity Payout rates may be available, but rates will never be less than those shown in the Annuity Payout Option One and Two Tables. Contact us for details.

In setting Fixed Annuity Payout rates, we consider many factors, including, but not limited to: investment yield rates; taxes; and contract persistency.

F.	Payment of Present Value

Following the death of the Annuitant and any joint Annuitant under a Fixed Annuity Payout, we may offer the Beneficiary payment of the present value of the unpaid remaining payments if he/she chooses not to continue annuity payouts.

If the present value is payable, we calculate it this way:

1.	We determine the number of unpaid remaining payments when we receive proof of death; and

2.	We discount the remaining payments at the rate specified in the terms of the Fixed Annuity Payout supplemental contract.

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G.	Variable Annuity Payouts

If you elect a Variable Annuity Payout, all or a portion of the Variable Account Contract Value is used to provide payments which:

1.	After the first payment, are not predetermined or guaranteed as to dollar amount; and

2.	Vary in amount with the investment experience of the Sub-Accounts.

Based upon the option chosen, the first payout is determined by the amount of the Contract Value used to provide the Variable Annuity Payout. The Contract Value is converted into a fixed number of Annuity Units, and subsequent payouts are determined by the value of the Annuity Units.

Reallocations among Sub-Accounts before the Start Date are governed by Section 6.

H.	Determination of the First Variable Annuity Payment

If you elect a Variable Annuity Payout, the Contract Value from a Sub-Account, less applicable taxes, will be applied to the applicable Annuity Payout Option Table. This will be done:

1.	On the Valuation Date immediately preceding the seventh calendar day before payments begin; and

2.	In accordance with the annuity payout option chosen.

The amount payable for the first payment for each $1,000, so applied under Annuity Payout Options One and Two based upon an assumed yield of three percent is shown in the tables on pages 16 and 17.

I.	Variable Annuity Payouts After the First Annuity Payout

Variable Annuity Payouts after the first payout are not fixed and vary in amount. The amount changes with the investment performance of the Sub-Accounts, and may change from month to month. The dollar amount of such payments is determined as follows:

1.

The dollar amount of the first Variable Annuity Payout is divided by the Annuity Unit value as of the Valuation Date immediately preceding the seventh calendar day before the payments begin. This result establishes the number of Annuity Units for each monthly annuity payment after the first payment. This number of Annuity Units remains fixed during the annuity payment period.

2.

The fixed number of Annuity Units is multiplied by the Annuity Unit value as of the Valuation Date immediately preceding the seventh calendar day before the date the payment is due. The result establishes the dollar amount of the payment.

We guarantee the dollar amount of each payout after the first will not be affected by variations in expenses or mortality experience.

J.	Annuity Unit Values

For each Sub-Account, the Annuity Unit value was set at $10 when Accumulation Units were first converted into Annuity Units. Subsequent Annuity Unit values for any Valuation Period are equal to:

1.	The net investment factor for the Valuation Period for which the Annuity Unit value is being calculated;

2.	Multiplied by the Annuity Unit value for the preceding Valuation Period; and

3.

Divided by the daily factor at the assumed yield not to exceed five percent (designed to offset the assumed yield used to determine the first payment) adjusted for the number of days in the Valuation Period.

Note:	The net investment factor, the Annuity Unit value, and the daily factor vary from day to day. If you have any questions you should contact us at 877-884-5050.

K.	Exchange of Annuity Units

After the annuity payout begins, Annuity Units of any Sub-Account may be exchanged for units of any other Sub-Accounts. This may be done no more than once a year. Once the annuity payout starts, no exchanges may be made to or from any fixed annuity.

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ANNUITY PAYOUT TABLE

OPTION ONE

Installments for Life With or Without a Fixed Period Certain

Monthly Income for Each $1,000 of Contract Value

	Fixed Period in Months
	Male		Female
Age	None	120	None	120
50 51 52 53 54 55 56 57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75 76 77 78 79 80	4.27 4.34 4.43 4.51 4.60 4.70 4.80 4.91 5.03 5.15 5.28 5.42 5.57 5.74 5.91 6.10 6.29 6.50 6.73 6.97 7.23 7.51 7.80 8.12 8.45 8.82 9.21 9.62 10.07 10.55 11.06	4.22 4.29 4.37 4.45 4.54 4.62 4.72 4.82 4.92 5.03 5.14 5.26 5.39 5.52 5.66 5.81 5.96 6.11 6.28 6.44 6.61 6.78 6.96 7.14 7.32 7.49 7.67 7.84 8.01 8.17 8.33	3.90 3.97 4.03 4.10 4.18 4.25 4.34 4.42 4.52 4.61 4.72 4.83 4.95 5.07 5.21 5.35 5.51 5.67 5.85 6.04 6.25 6.47 6.71 6.97 7.26 7.56 7.90 8.26 8.65 9.07 9.53	3.89 3.95 4.01 4.08 4.15 4.22 4.30 4.38 4.47 4.56 4.66 4.76 4.86 4.98 5.10 5.22 5.36 5.50 5.65 5.80 5.96 6.14 6.31 6.50 6.69 6.89 7.09 7.29 7.49 7.69 7.89

Instead of such monthly installments, yearly, semi-annual or quarterly installments may be selected.

Amounts for ages not shown in this table may be obtained upon request.

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ANNUITY PAYOUT TABLE

OPTION TWO

Joint and Survivor Annuity

Monthly Income for Each $1,000 of Contract Value

Male	Female Age
Age	50	55	60	65	70	75	80
50 55 60 65 70 75 80	3.60 3.69 3.76 3.81 3.84 3.87 3.88	3.75 3.88 3.99 4.07 4.14 4.18 4.21	3.88 4.06 4.23 4.38 4.50 4.58 4.64	3.99 4.23 4.49 4.72 4.93 5.08 5.19	4.08 4.38 4.72 5.07 5.40 5.68 5.90	4.15 4.50 4.91 5.39 5.89 6.37 6.78	4.20 4.58 5.06 5.65 6.34 7.07 7.77

Amounts for ages not shown in this table may be obtained upon request.

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Section 9 - General Provisions

A.	Beneficiary Change

You have the right to name an Irrevocable Beneficiary on the application.

You may add a Beneficiary or change the Beneficiary by written request during your lifetime if:

1.	The contract is in force; and

2.	We have the written consent of each Irrevocable Beneficiary.

If there is more than one Beneficiary, we pay them in equal shares unless you have requested otherwise in writing.

Any addition or change of Beneficiary should be sent to our Home Office.

The addition or change will take effect on the date you signed the request. It will not affect any payment or action we make before we receive and record that request.

B.	Beneficiary's Succession of Interest

If no Beneficiary is named, or if no Beneficiary survives you, we will pay your estate.

If a Beneficiary survives you, but dies before receiving his/her full share, we will pay his/her share in the following order, unless you requested otherwise in writing:

1.	To any surviving Beneficiary, in the same class of Beneficiary;

2.	To any Contingent Beneficiary;

3.	To the Beneficiary's surviving spouse;

4.	Equally to the Beneficiary's surviving children; or

5.	To the Beneficiary's estate.

C.	Evidence of Survival

We may require proof that a person is alive on the Required Distribution Date, the Start Date, or at any time thereafter.

D.	Incontestability

This contract has a two-year contestable period running from its Issue Date.

After this contract has been in force for two years from its Issue Date, we cannot claim that the contract is void unless the contract has been terminated in accordance with Section 12.

E.	Interest on Death Benefit

Any death benefit paid under this contract from the Fixed Account will include interest from the death benefit Valuation Date until the death benefit is paid at a rate not less than that required by law. Any death benefit paid under this contract from the Variable Account will not include interest.

F.	Misstatement of Age or Sex

If your age or sex is misstated, the Required Distribution Date and/or the Start Date will be adjusted to reflect the true age or sex.

If age has been misstated and payments have begun under a Fixed or Variable Annuity Payout, we will change the amounts payable to what the Payee is entitled to at the true age or sex.

If the misstatement caused us to make an overpayment, we will deduct that amount from future payments. If the misstatement caused us to make an underpayment, we will pay that amount immediately.

We have the right to require proof of an Annuitant's age or sex before we make payment under any Fixed or Variable Annuity Payout.

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G.	Nonparticipating

The contract does not share in our profits or surplus. No dividends are paid under this contract.

H.	Payments and Settlements

All payments and settlements we make are payable from our Home Office. We may require that this contract be returned before payments and settlements are made.

I.	Proof of Death

We accept any of the following as proof of death:

1.	A certified copy of a death certificate;

2.	A certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

3.	Any other proof satisfactory to us.

J.	Protection of Proceeds

Payments we make under this contract:

1.	May not be assigned before they are due; and

2.	Except as permitted by law, are not subject to claims of creditors or legal process.

K.	Tax Withholding

We will withhold taxes from any payment made when required by law or regulation.

L.	Yearly Statement

At least once each Contract Year, we will send you a report showing the Contract Value.

M.	Minimum Benefits

This contract is governed by the laws of the state in which it is delivered.  We guarantee that all annuity values, cash withdrawal values and death proceeds will always be as much as required by the laws of that state.

Section 10 - Payments at Death

A.	General

At the Beneficiary's election, distribution of all or part of the death benefit may be deferred to the extent allowed by state or federal law or IRS regulation.

When an Owner dies before the Start Date, the individual entitled to the death benefit is the first person in priority order, among the following, who is alive on the date of Owner's death:

1.	Joint Owner, if any; or

2.	Primary Beneficiary; or

3.	Contingent Beneficiary.

If none of the persons above are alive on the date of Owner's death, the death benefit will then be paid to Owner's estate.

If the designated Beneficiary, as determined above, is the Owner's surviving legal spouse, the legal spouse has the additional option to continue the contract as the Owner.

Your surviving legal spouse would then have all ownership rights described in the contract.

If the legal spouse elects to continue the contract, he/she may not later decide to receive the death benefit.

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B.	Definition of Terms

1.

Adjusted Purchase Payment Total

The initial Adjusted Purchase Payment Total is equal to the amount of the first Purchase Payment we receive. The Adjusted Purchase Payment Total is increased by the amount of each subsequent Purchase Payment. The Adjusted Purchase Payment Total is decreased by each Annual Contract Charge. For each partial withdrawal, the Adjusted Purchase Payment Total is reduced by multiplying it by the fraction A divided by B, (A/B), where:

1.	A is the Contract Value immediately after a partial withdrawal; and

2.	B is the Contract Value immediately before a partial withdrawal.

2.	Reset Contract Anniversary The last consecutive six-year anniversary date measured from the Issue Date.

3.

Reset Death Benefit

On the Reset Contract Anniversary, the Reset Death Benefit is equal to the Contract Value.

The Reset Death Benefit is increased by the amount of each Purchase Payment made after the Reset Contract Anniversary.

For each partial withdrawal taken after the Reset Contract Anniversary, the Reset Death Benefit is reduced by multiplying it by the fraction A divided by B, (A/B), where:

1.	A is the Contract Value immediately after the partial withdrawal; and

2.	B is the Contract Value immediately before the partial withdrawal.

C.	Death Benefit Before the Start Date

If the first Owner listed on the contract is living and the Annuitant dies before the Start Date, we will automatically name the first Owner as the successor Annuitant. There will be no change in status if there is only one Owner and one of the Annuitants dies.

You may also surrender the contract. However, if you surrender the contract, withdrawal charges may apply.

If the Owner is a non-natural person and the Annuitant dies before the Start Date, the Contract Value will be paid to the Beneficiary.

The amount of the death benefit is defined as follows:

1.	If you die on or before the first day of the month following your 80th birthday, the death benefit is the greater of A, B, or C where:

a.	A is the Contract Value on the Death Benefit Valuation Date; or

b.	B is the Adjusted Purchase Payment Total; or

c.	C is the Reset Death Benefit.

2.	If you die after the first day of the month following your 80th birthday, the death benefit is the greater of A or B where:

a.	A is the Contract Value on the Death Benefit Valuation Date; or

b.	B is the Adjusted Purchase Payment.

D.	Death Benefit Valuation Date

The Death Benefit Valuation Date is the Valuation Date following the date we receive the later of:

1.	Proof of your death; or

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2.	The Beneficiary's written request in a form which we approve for:

a.	A single sum payment; or

b.	An annuity payout permitted by Code Section 408(b)(3).

E.	Payment of Death Benefit

If the Beneficiary elects a single sum payment, we will make payment within seven days after the Death Benefit Valuation Date.

If an annuity payout is requested, it may be any annuity payout:

1.	That could have been selected under Section 8; and

2.	Which is permitted by Code Sections 401(a)(9), 408(b)(3), and the regulations thereunder.

F.	Death Benefit On or After the Start Date

On or after the Start Date, the amount of the death benefit, if any, is governed by the annuity payout in effect on the date of your death.

Section 11 - Amendment and Disclaimer

A.	Amendment

We reserve the right to amend this contract in order to include any future changes relating to this contract's remaining qualified for treatment as an annuity contract under the following:

1.	The Code;

2.	IRS rulings and regulations; and

3.	Any requirements imposed by the Internal Revenue Service.

B.	Disclaimer

We will be under no obligation for any of the following:

1.	To determine whether a Purchase Payment, distribution or transfer under the contract complies with the provisions, terms and conditions of each plan or with applicable law;

2.	To administer any such plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984; or

3.	For any tax penalties owed by any party resulting from failure to comply with the Code and IRS rulings, regulations, and requirements applicable to this contract.

Section 12 - Termination

A.	Termination

This contract will end on the earliest of the following:

1.	When the entire withdrawal value is withdrawn on or before the Start Date; or

2.	When the Contract Value is paid in a lump sum as the death benefit before the Start Date.

In addition, if:

1.	You have not made any Purchase Payments for a period of two full years; and

2.	The guaranteed monthly benefit under the life annuity with payments for 10 or 20 years would be less than $20 per month when you reach age 71, or at the end of Contract Year 12, whichever is later;

Then, we may terminate the contract by payment of the current withdrawal value.

This payment may be made to you, or, if you request, to another investment provider as you direct.

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13077(LA)-15

INDIVIDUAL DEFERRED RETIREMENT

ANNUITY CONTRACT

Nonparticipating

VARIABLE AND/OR FIXED ACCUMULATION

VARIABLE AND/OR FIXED DOLLAR ANNUITY PAYOUTS

NOTICE

To make Purchase Payments, make a claim,

or exercise your rights under this contract, please write or call us at:

SERVICE CENTER

[P.O. Box 5050

Minot, North Dakota 58702-5050]

[877-884-5050]

Please include your contract number in all correspondence.

RELIASTAR LIFE INSURANCE COMPANY

A Stock Company

[20 Washington Avenue South

Minneapolis, Minnesota 55401]

SERVICE CENTER

[2000 21st Avenue NW

Minot, North Dakota 58703]

13077(LA)-15